Exhibit 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	SVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL CORPORATION REPORTS SECOND QUARTER 2003

FINANCIAL RESULTS

Continued Strong Loan and Revenue Growth Contribute to Record Quarterly Earnings

EUGENE, OR, July 15, 2003—Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported consolidated results for the quarter ended June 30, 2003.

Net income for the second quarter 2003 was $1.7 million, a 31% increase from the $1.3 million reported for the comparable quarter of 2002. Earnings for the current quarter were $0.34 per diluted share compared to $0.26 for the second quarter of 2002. Return on assets and return on equity for the current quarter were 1.77% and 17.90%, respectively, compared to the 1.61% and 14.99%, respectively, that was reported for the second quarter of 2002.

The strong loan and deposit growth trend of recent quarters continued and contributed to the bank achieving operating revenues of $7.3 million, up $1.2 million or 20% higher than the $6.1 million of reported revenues for the prior year period. At June 30, 2003, total loans were $354.7 million up $13.1 million from the $341.6 million reported for the quarter ended March 31, 2003. Contributing to this loan growth was the purchase of a Coos Bay finance company office that added $6.3 million of loans. Deposit growth was also strong during the second quarter for Pacific Continental. Total deposits grew $18.9 million since the end of the prior quarter and total reported assets passed the $400 million mark for the first time.

“The second quarter financial results demonstrate the benefits of a business strategy focused on attracting new customers combined with providing the highest quality customer service while proactively managing the risks in our asset portfolio,” said Hal Brown, president and CEO of Pacific Continental. “We are achieving top line growth while at the same time minimizing the impacts of previously reported customer loan problems and thus we’re able to continue to deliver strong quarterly earnings and dividend growth for our shareholders.”

During the second quarter, a number of loan related actions were taken by Pacific Continental that impacted the reported results. First, the bank prudently recorded an additional loan loss of $446,000 with respect to a single Portland area hotel property. After accepting a deed in lieu of foreclosure it became apparent to the bank that the actual cash flows of the property were below those forecasted by the appraisal that the bank had previously relied upon when establishing value. The bank had previously provided a $1.7 million loss provision for this hotel property during the third quarter of 2002. Upon receiving ownership of the property, the bank transferred its participated portion of the loan to other real estate owned at a recorded a value of $2.8 million. A potential sale is currently pending with proceeds that are estimated to net the bank the $2.8 million reflected on its books. However, the bank cannot assure that this sale will be completed nor if the value of the net proceeds will meet or exceed its sale transaction costs and carrying value.

Also, during the second quarter the bank recorded an additional write-down with respect to a hotel property classified as other real estate. The $314,000 write-down was recorded as a noninterest expense item. The bank and its real estate agent have attempted to sell this property with no success and indications of a potential selling price were well below the $664,000 the bank had previously reflected as the value of this property.

Finally, during the quarter the bank recovered a total of $786,000 from the sale of foreclosed property and a settlement of pending legal action the bank had undertaken for recovery of original construction defects related to this property. In this settlement, the bank received $650,000 in proceeds from various insurance settlements plus an additional $136,000 from the sale of the foreclosed property acquired through negotiations with the former borrower. “Once again, our proactive approach and persistence in seeking all remedies in this matter demonstrates our commitment to protecting shareholder interests,” commented Brown.

At June 30, 2003, the bank had $5.1 million of nonperforming assets, net of government guarantees, consisting of $1.9 million of nonperforming loans and $3.2 million of foreclosed properties. That compares to $5.5 million in nonperforming assets at March 31, 2003 and $5.8 million at December 31, 2002. The allowance for loan losses at June 30, 2003 was $5.5 million or 1.56% of total loans compared to 1.33% and 1.31% at December 31, 2002 and June 30, 2002, respectively.

Net income for the first six months of 2003 was $3.2 million compared to the $1.4 million reported for the comparable period of 2002. Year-to-date earnings were $0.62 per diluted share compared to $0.28 per diluted share for the comparable period of 2002. Return on assets and return on equity for the six months of 2003 were 1.65% and 16.78%, respectively. Prior year earnings were adversely affected by a significant increase in the provision for loan losses relating to certain loans within the hotel industry.

Operating revenue for the six months ended June, consisting of net interest income plus noninterest revenue, was $14.5 million, up $2.5 million or 21% compared to the $12.0 million reported for the six months ending June 2002. Net interest income through June 30, 2003 was up $1.6 million or 17% over the prior year second quarter.

In spite of the lowest interest rates in more than four decades, Pacific Continental was able to maintain its attractive net interest margin. For the second quarter 2003 the net interest margin as a percent of earning assets was 6.22% compared to the 6.20% reported for the first quarter of 2003 and the 6.27% for the prior year fourth quarter. However, as a result of the recent Federal Reserve action reducing certain short-term rates an additional one-quarter point, the bank believes that its net interest margin will decline somewhat during the third quarter.

Six Month 2003 Highlights:

•	Increased operating revenue 21% over prior year.
•	Loans increased by $23.6 million or 7.1% during the first six months.
•	Increased the cash dividend by 12.5% and paid $0.18 in cash dividends during the first six months or an annualized rate of $0.36 per year.
•	Selected for the third consecutive year as one of the “Top 100 Best Companies” to work for by the Oregon Business magazine, the highest ranking of any bank regardless of size.
•	Successfully opened the KOIN Center office, the bank’s 11th office and first in the Portland financial district.
•	Hired Roger S. Busse as Chief Credit Officer adding additional strength to the company’s credit administration.
•	Appointed John Rickman, former President, U.S. Bank Oregon, to the board of directors.

Live Audio Webcast:

Pacific Continental Bank is offering a live audio webcast for interested parties relating to its second quarter 2003 results on July 15, 2003 at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio, click on the Presentations link within the Investor Relations section on the company’s home page.

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the Webcast should be directed to Mick Reynolds at (541) 686-8685.

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation with eleven banking offices in western Oregon. The bank provides personalized services, including online and electronic banking, to meet the deposit and lending needs of community-based businesses, professional service groups and not-for-profit organizations. The Small Business Association has consistently recognized the bank as one of the top lenders over the past five years. The bank is frequently recognized for its unique corporate culture. More information on Pacific Continental and its banking services can be found on its Website at www.therightbank.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K and the most recent Form 10-Q and other documents filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation
Consolidated Statements of Income
For the Six Months Ended
(Amounts in $ Thousands, except per share data)
	30-Jun-03	30-Jun-02
Interest income	$13,219	$11,589
Interest expense	$2,195	$2,160

Net interest income	$11,024	$9,429
Provision for loan losses	$800	$3,010
Noninterest income	$3,503	$2,587
Noninterest expense	$8,549	$6,714

Income before taxes	$5,178	$2,292
	$1,989	$855

Net income	$3,189	$1,437

Net income per share
Basic	$0.63	$0.29
Fully diluted	$0.62	$0.28

Outstanding shares at period end	5,060,007	5,019,622
Outstanding shares, annual average (basic)	5,051,370	5,039,857
Outstanding shares, annual average (diluted)	5,144,021	5,089,542

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)
	30-Jun-03	30-Jun-02
Interest income	$6,742	$5,951
Interest expense	$1,102	$1,101

Net interest income	$5,640	$4,850
Provision for loan losses	$200	$525
Noninterest income	$1,682	$1,241
Noninterest expense	$4,294	$3,452

Income before taxes	$2,828	$2,114
Taxes	$1,085	$787

Net income	$1,743	$1,327

Net income per share
Basic	$0.34	$0.26
Fully diluted	$0.34	$0.26

Outstanding shares, quarter average (basic)	5,056,420	5,022,844
Outstanding shares, quarter average (diluted)	5,155,295	5,073,486

Pacific Continental Corporation

Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

	For Six Months Ended		For Three Months Ended
Balance Sheet	30-Jun-03	30-Jun-02	30-Jun-03	30-Jun-02
Loans at period end	$354,564	$288,807
Allowance for loan losses at period end	$5,531	$3,774
Assets at period end	$410,116	$345,913
Deposits at period end	$340,819	$283,205
Stockholders’ equity at period end	$39,033	$35,333
Assets, average	$389,458	$317,580	$395,813	$329,960
Stockholders’ equity, average	$38,319	$35,871	$39,053	$35,523

Financial Performance
Return on average assets	1.65%	0.91%	1.77%	1.61%
Return on average equity	16.78%	8.07%	17.90%	14.99%
Net interest margin	6.21%	6.64%	6.22%	6.63%
Efficiency ratio	58.85%	55.88%	58.65%	56.67%
Net income per share
Basic	$0.63	$0.29	$0.34	$0.26
Fully diluted	$0.62	$0.28	$0.34	$0.26

Loan Quality
Net loan charge offs (recoveries)	$(138)	$2,654	$(159)	$272
Non-accrual loans	$1,870	$6,191
90-day past due	$205	$325
Foreclosed property	$3,152	$864

Total nonperforming assets	$5,227	$7,380
Government guarantees on non-accrual and 90-day past due	$161	$888

Nonperforming assets, net of government guarantees	$5,066	$6,492

Loan Quality Ratios
Non-accrual loans to total loans	0.53%	2.14%
Nonperforming assets to total assets	1.27%	2.13%
Allowance for loan losses to net nonperforming loans	266.55%	57.92%
Net loan charge offs (recoveries) to average loans	-0.03%	1.00%
Allowance for loan losses to total loans	1.56%	1.31%